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                                                                     EXHIBIT 6.8

                      [LETTERHEAD OF GRANT THORNTON LLP]

March 1, 2000
                                                                        26-17092
BY FAX: 683-6013
----------------

Mr. Michael Jackson
Poker.com Inc.
Suite 1502 -- 1166 Alberni Street
Vancouver, BC V6E 3Z3

Dear Michael:

Further to our recent meetings and discussions, we wish to advise you that we have decided to resign as your company's auditor.

This decision was not taken lightly and is attributable to the company's change in business focus. In no way should this decision on our part be construed as a negative assessment of the company's management and/or stakeholders.

We are available to assist with the transition to a new firm of auditors and wish you every success in your business ventures.

Yours very truly,

GRANT THORNTON LLP

/s/ Gerry Leonard, CA

Gerry Leonard, CA
Partner

/mj